                                                                   Exhibit 14(h)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in Registration Statement No. 811-02688 on Form N-14 of Merrill Lynch Municipal Bond Fund, Inc. of our report dated September 10, 2001 for Merrill Lynch North Carolina Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Municipal Series Trust appearing in the July 31, 2001 Annual Report of the Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights - North Carolina Fund" and "EXPERTS", appearing in the Joint Proxy Statement and Prospectus, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
New York, New York
January 9, 2002